Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 11, 2015, except for Note 21 and the effects of the common stock transfer and reverse stock split as described in Note 22, as to which the date is October 9, 2015 in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-205278) and related Prospectus of Multi Packaging Solutions International Limited for the registration of 18,750,000 shares of its common stock.

/s/ Ernst & Young, LLP

Detroit, Michigan

October 19, 2015